Exhibit 5.1

SILVERMAN SHIN & SCHNEIDER PLLC

Wall Street Plaza

22nd Floor

88 Pine Street

NEW YORK, NY 10005

212.779.8600

Facsimile: 212.779.8858

__________

October 1, 2024

Board of Directors

AIM ImmunoTech Inc.

2117 SW Highway 484

Ocala FL34473

Ladies and Gentlemen:

We have acted as special counsel to AIM ImmunoTech Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of 4,653,036 shares (the “Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 21, 2022 (Registration No. 333-262280) (as amended, the “Registration Statement”), a base prospectus included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), a prospectus supplement dated June 3, 2024 filed with the Commission pursuant to Rule 424(b) under the Act and a prospectus supplement dated October 1, 2024 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Shares are being issued pursuant to a securities purchase agreement dated September 30, 2024 between the Company and the purchaser named therein. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In our capacity as counsel to the Company, we have examined the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinions hereinafter expressed. In rendering this opinion, we have assumed, without inquiry, (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies; (iii) the legal capacity of all natural persons and the genuineness of all signatures on all documents submitted to us; and (iv) that the books and records of the Company are maintained in accordance with proper corporate procedures. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based on the foregoing, and subject to the qualifications, exceptions and assumptions stated herein, we are of the opinion that the Shares have been duly authorized for issuance and, when issued, delivered and paid for as contemplated in the Registration Statement and Prospectus, the Shares will be validly issued, fully paid and non-assessable.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following:

1.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations. This opinion is limited to the laws of the State of Delaware as in effect on the date hereof. We express no opinion with respect to the laws of any other jurisdiction.

2.

Our opinions are subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, conservatorship, moratorium, fraudulent conveyance, fraudulent transfer, and similar laws and court decisions affecting the rights and remedies of creditors and secured parties generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, impossibility of performance, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

3.

Our opinions are subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the use of our name as your counsel under “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder. This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein. This opinion letter is not a guaranty, nor may one be inferred or implied.

Very Truly yours

/s/ Silverman Shin & Schneider PLLC
Silverman Shin & Schneider PLLC